SECURITIES AND EXCHANGE
 Washington, D.C. 20549

SCHEDULE 13G/A
(12/31/2001)

Under the Securities Exchange
 Act of 1934



 AXSYS TECHNOLOGIES, Inc.

(Name of Issuer)



COMMON STOCK

(Title of Class of Securities)


54615109

(CUSIP Number)




Check the appropriate box to designate the Rule pursuant to which this Schedule is
Filed:
(x) Rule 13d - 1 (b)
( )  Rule 13d - 1 (c)
( )  Rule 13d - 1 (d)

CUSIP Number:	54615109

1) NAME OF REPORTING PERSON
    ALBERT FRIED & COMPANY, LLC
	13-5089432

2) CHECK THE APPROPRIATE BOX IF
    A MEMBER OF A GROUP
	(a) |    |
	(b) | X |
3) SEC USE ONLY

4) CITIZEN OR PLACE OF ORGANIZATION
	NEW YORK


5) SOLE VOTING POWER
	 122,047

6) SHARED VOTING POWER
	None

7) SOLE DISPOSITIVE POWER
	 122,047

8) SHARED DISPOSITIVE POWER
	0

9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
   Reporting Person
	 122,047

11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
	2.60%

12) TYPE OF REPORTING PERSON
	 BD





















CUSIP Number:   54615109


1)	NAME OF REPORTING PERSON
		Albert Fried Jr.
		 056265544

2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

		(a) /   /
		(b) /X/
'3)	SEC USE ONLY

4)	CITIZEN OR PLACE OF ORGANIZATION
			UNITED STATES


5)	SOLE VOTING POWER
		223,371

6)	SHARED VOTING POWER
		345,418

7)	SOLE DISPOSITIVE OOWER
		223,371


8)	SHARED DISPOSITIVE POWER
		345,418

9) AGGREEGRATE AMOUNT BENEFICIALLY OWNED

	BY EACH REPORTING PERSON
	    345,418

10)	      N/A

11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
			7.36%

12)	TYPE OF REPORTING PERSON
			IN


 Albert Fried Jr., as the managing member of Albert Fried & Company, LLC, may be deemed to beneficially own the shares reported herein by Albert Fried & Company, LLC.
Accordingly, the shares reported herein by Albert Fried Jr. includes those shares separately reported herein by Albert Fried
& Company, LLC.








ITEM 1(a)	NAME OF ISSUER:
		Axsys Technologies, Inc.

ITEM 1(b)	ADDRESS OF ISSUER'S PRINCIPAL OFFICES:
		910 Sylvan Avenue; Suite 180
		Englewood Cliffs, NJ 07632

ITEM 2(a)	NAMES OF PERSON FILING:
(1) Albert Fried & Company, LLC a New York
(2) Liability Company.  The members of Albert
(3) Fried & Company, LLC are Albert Fried Jr.,
     John P. Vazzana, Christina E. Fried and
      Anthony Katsingris.

(2)	Albert Fried Jr.


ITEM 2(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE:

		40 Exchange Place, New York, NY 10005

ITEM 2(c)	CITIZENSHIP:
(1)	Albert Fried & Company, LLC IS ORGANIZED UNDER THE
LAWS OF THE state of New York. Each of the individuals referred to in item 2(a) is a United States Citizen.

(2)	Albert Fried Jr. is a citizen of the United States.

ITEM 2(d)	TITLE OF CLASS OF SECURITIES:

			COMMON STOCK

ITEM 2(e)	CUSIP NUMBER:
		54615109

ITEM 3	STATEMENT IS FILIED PURSUANT TO RULE 13d-1 (b):

(A)	BROKER OR DEALER REGISTERED UNDER SECTION
         15 OF THE ACT.






ITEM 4	OWNERSHIP:

(1)	ALBERT FRIED & COMPANY, LLC.
4(a)	AMOUNT BENEFICIALLY OWNED:
	345,418 SHARES OF COMMON STOCK.
4(b)	PERCENT OF CLASS:	7.36%
4 (c )	NUMBER OF SHARES AS WHICH SUCH
        PERSON HAS:
(i)	SOLE POWER TO VOTE OR TO DIRECT
THE VOTE: 345,418
(ii)	SHARES POWER TO VOTE OR DIRECT
THE VOTE: NONE
(iii)	SOLE POWER TO DISPOSE OR TO
DIRECT THE DISPOSITION OF:
   345,418
(iv)	SHARED POWER TO DISPOSE OR TO
DIRECT THE DISPOSITION OF: NONE

(2)	ALBERT FRIED, JR.
4(a)	AMOUNT BENEFICIALLY OWNED:
	   122,047 SHARES OF COMMON STOCK.
4(b)	PERCENT OF CLASS:	7.36%
4(c)	NUMBER OF SHARES AS WHICH SUCH
                PERSON HAS:
(v)	SOLE POWER TO VOTE OR TO DIRECT
THE VOTE: 223,371
(vi)	SHARES POWER TO VOTE OR DIRECT
THE VOTE: 122,047
(vii)	SOLE POWER TO DISPOSE OR TO
DIRECT THE DISPOSITION OF: 223,371
DIRECT THE DISPOSITION OF:
122,047


ITEM 5	OWNERSHIP OF LESS THAN 5% OF A CLASS:
			NOT APPLICABLE

ITEM 6	OWNERSHIP OF MORE THAN 5% ON BEHALF OF
        ANOTHER PERSON:
			NOT APPLICABLE

ITEM 7	IDENTIFICATION AND CLASSIFICATION OF THE
        SUBSIDIARY WHICH ACQUIRED THE SECURITY
        BEING REPORTED ON BY THE PARENT COMPANY:
		NOT APPLICABLE
ITEM 8	IDENTIFICATION AND CLASSIFICATION OF
        MEMBERS OF THE GROUP:
		NOT APPLICABLE

ITEM 9	NOTICE OF DISSOLUTION OF GROUP:
			NOT APPLICABLE


ITEM 10	CERTIFICATION:

By signing below I certify that, to the best of my
Knowledge and belief, the securities referred to Above were acquired in the ordinary course of Business and were not acquired for the purpose
Of and do not have the effect of changing or Influencing the control of the issuer of such Securities and were not acquired in connection
With or as a participant in any transaction
Having such purpose or effect.  After
Reasonable inquiry and to the best of my
Knowledge and belief, I certify that the Information set forth in this statement is True, complete and correct.


		DATE: February 13, 2002

		ALBERT FRIED & COMPANY, LLC.
		By	/s/ Albert Fried, Jr.
		-------------------------------
		Name: Albert Fried, Jr.
		Title: Managing Member

		/s/ Albert Fried, Jr.
		-------------------------------
Albert Fried, Jr.